Exhibit 10.6.2

       AMENDMENT TO TEMPORARY BLUE CROSS LICENSE AGREEMENT



   Blue Cross and Blue Shield Association ("BCBSA") and the Blue

Cross Plan, known as Blue Cross and Blue Shield of Missouri (the

"Plan'), hereby agree to amend the Temporary Blue Cross License

Agreement dated February 7, 1997 between them by adding the

following as paragraph 7:

   "7.    In the event that this Temporary License terminates by

reason of paragraph 5(i), the Temporary Blue Cross License

Agreement attached hereto as Exhibit B shall immediately and automatically take effect."

IN WITNESS WHEREOF, the parties have caused this Amendment to the

Temporary Blue Cross License Agreement to be executed, effective as of the date of the last signature written below:

BLUE CROSS AND BLUE SHIELD ASSOCIATION

By:     /s/ Patrick G. Hays

Title:  President & CEO

Date:   October 24, 1997

BLUE CROSS AND BLUE SHIELD OF MISSOURI

By:     /s/ John A. O'Rourke

Title:  President and Chief Executive Officer

Date:   October 23, 1997

EXHIBIT B

TEMPORARY BLUE CROSS LICENSE AGREEMENT

          This agreement is by and between Blue Cross and Blue
Shield Association ("BCBSA") and the Blue Cross Plan, known as
Blue Cross and Blue Shield of Missouri (the "Plan").

Preamble

          WHEREAS, BCBSA is the owner of the BLUE CROSS and the BLUE CROSS Design service marks (collectively the "Licensed
Marks");

          WHEREAS, the Plan has had the right to use the Licensed
Marks as service marks for health care plans in its service area and the right to use BLUE CROSS in its trade and/or corporate name (the "Licensed Name");

          WHEREAS, BCBSA informed the Plan that the Plan's Blue Cross License Agreement automatically terminated as a result of claims made in certain litigation (the "Litigation") pending among and between the Plan; Jay Angoff in his official capacity as Director of the Missouri Department of Insurance; and Jeremiah "Jay" Nixon, in his official capacity as the Attorney General of the State of Missouri (the "Automatic Termination");

          WHEREAS, the Plan has told BCBSA that (i) the Plan believes that the Litigation has not triggered the automatic termination provisions of the Plan's Blue Cross License Agreement and it contends that its Blue Cross License Agreement remains in full force and effect; and (ii) to clarify its right to continue to use the Licensed Marks and Licensed Name, the Plan wishes to receive, and is willing to accept benefits and rights under, this Temporary Blue Cross License Agreement;

          WHEREAS, the Plan has been operating under a temporary
Blue Cross license,

          WHEREAS, BCBSA has determined that it is in the best interest of the Licensed Marks, BCBSA, and its member Plans to grant the Plan this new temporary Blue Cross license;

          NOW THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                          Agreement

1. BCBSA grants the Plan the temporary right to use the Licensed Name in its trade and/or corporate name and the temporary right to use the Licensed Marks in the sale, marketing, and administration of health care plans and related services in its licensed service area under the terms and conditions of this Temporary Blue Cross License Agreement ("Temporary License"). This Temporary License shall incorporate the terms, covenants, conditions, and licensed service area of the Plan's Blue Cross License Agreement (the "Full License"), a copy of which is attached as Exhibit A, provided that paragraphs one through seven of this Temporary License shall control to the extent they conflict with any terms, conditions, or covenants of the Full License. The terms "Agreement" and "License Agreement" as used in the Full License shall be construed to include this Temporary License.


2. This Temporary License supersedes and replaces in its entirety the Plan's previous temporary license, which is canceled.

3. So long as the Plan remains a licensee pursuant to any Blue Cross license, the Plan shall not bring any claims, causes of action, actions, suits, or demands whatsoever against BCBSA or any of its Member Plans, whether at law or equity, whether in judicial, arbitral, or alternative fora, and whether known or unknown, that the Plan now has or may have had on behalf of itself or any other person or entity at any time prior to and including the date of this Temporary License, or hereafter shall or may have or claim to have, arising out of or in any way related to the Automatic Termination or any actions contemplated or taken herein or related thereto.

4. The Plan covenants and warrants that during the term of this Temporary License: (i) apart from the Litigation, it is in compliance with all, and has no plans to engage in conduct that would violate any, BCBSA rules and regulations, including all provisions of this Temporary License; and (ii) there is no imminent risk of dissolution of the Plan or of the appointment of a trustee, interim trustee, receiver, or other custodian for any of the Plan's business or property. If BCBSA in good faith determines that there is an unacceptable risk of dissolution of the Plan or of the appointment of a trustee, interim trustee, receiver, or other custodian for any of the Plan's business or property, BCBSA, upon reasonable notice and after affording the Plan an opportunity to be heard, may terminate this Temporary License pursuant to a vote of the BCBSA Board of Directors.

5. During the term of this Temporary License, the Plan shall provide to BCBSA's General Counsel: (i) reasonable notice of all court hearing in the Litigation; (ii) copies of all documents filed by any party in the Litigation; and (iii) written reports on the status of the Litigation. Both the frequency and content of these written reports shall be determined by BCBSA's General Counsel. The Plan shall also provide BCBSA's General Counsel with such other information about the Litigation as he may reasonably request.

6. The provisions of paragraph 15(d)(i) of the Full License related to notice to customers, and the provisions of paragraph 15(d)(iii) of the Full License related to the re-establishment fee, shall not apply as to the Automatic Termination or to the termination of the Plan's previous temporary license so long as the Plan remains a licensee pursuant to any Blue Cross license.

7. If not previously terminated, this Temporary License shall automatically terminate at the conclusion of the next meeting of the BCBSA Board of Directors that takes place more than fourteen
(14) days after the effective date of this Temporary License.
All provisions for termination of this Temporary License that require a vote of the BCBSA Board of Directors shall be as prescribed in Article VI, Section 5 of the BCBSA Bylaws in effect as of the effective date of this Temporary License. -This paragraph shall constitute notice that this Temporary License will terminate at the conclusion of the next meeting of the BCBSA Board of Directors that takes place more than fourteen (14) days after the effective date of this Temporary License.

IN WITNESS WHEREOF, the parties have caused this Temporary Blue
Cross License Agreement to be executed.


BLUE CROSS AND BLUE SHIELD ASSOCIATION

By:     /s/ Patrick G. Hays

Title:  President and CEO

Date:   October 24, 1997

BLUE CROSS AND SHIELD OF MISSOURI

By:     /s/ John A. O'Rourke

Title:  President and Chief Executive Officer

Date:   October 23, 1997